             PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 9, 1997

                                  $200,000,000
                         JOHN DEERE CAPITAL CORPORATION
                          6.30% NOTES DUE JUNE 1, 1999
                               ------------------

    Interest on the Notes is payable on June 1 and December 1 of each year, commencing December 1, 1997. The Notes will mature on June 1, 1999 and are not redeemable prior to maturity. The Notes will be represented by one or more global Notes registered in the name of The Depository Trust Company ("DTC"). Beneficial interests in the global Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, Notes in definitive form will not be issued. The Notes will be issued only in denominations of $1,000 and any integral multiple thereof. See "Description of Notes".

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
      PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                                 INITIAL PUBLIC
                                                                    OFFERING      UNDERWRITING     PROCEEDS TO
                                                                    PRICE(1)       DISCOUNT(2)    COMPANY(1)(3)
                                                                ----------------  -------------  ----------------
Per Note......................................................      99.942%           .250%          99.692%
Total.........................................................  $   199,884,000   $    500,000   $    199,384,000

------------------------

(1) Plus accrued interest from June 1, 1997.

(2) The Capital Corporation has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(3) Before deducting expenses payable by the Capital Corporation estimated at $200,000.

                            ------------------------

    The Notes are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in book-entry form only through the facilities of DTC in New York, New York on or about June 12, 1997 against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.

            DEUTSCHE MORGAN GRENFELL

                         NATIONSBANC CAPITAL MARKETS, INC.

                                      SALOMON BROTHERS INC

                            ------------------------

            The date of this Prospectus Supplement is June 9, 1997.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                USE OF PROCEEDS

    The Capital Corporation expects to apply the net proceeds from the sale of the Notes offered hereby to the reduction of its United States commercial paper. Pending such application, such proceeds may be invested in short-term securities. At May 31, 1997, the Company had outstanding $2.434 billion of United States commercial paper, bearing interest at discount rates ranging from 5.24% to 5.72%, issued to finance current operations. The Company will continue to incur short-term indebtedness, primarily through the issuance of commercial paper, to finance current operations. See "Use of Proceeds" in the prospectus.

                              DESCRIPTION OF NOTES

    The Notes are to be issued under the Indenture dated as of March 15, 1997 (the "Senior Indenture") between the Capital Corporation and The Chase Manhattan Bank, Trustee, which Senior Indenture is more fully described in the prospectus. The following description of the particular terms of the Notes offered hereby supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Debt Securities set forth in the prospectus under the caption "Description of Debt Securities". Whenever particular defined terms contained in the Senior Indenture are referred to, such defined terms are incorporated herein by reference.

    The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. The Notes will be represented by a single permanent global Note registered in the name of DTC, or its nominee, and payment of principal of, and interest on, the Notes will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder thereof. See "Description of Debt Securities -- Book-Entry Debt Securities" in the prospectus.

    The Notes will mature on June 1, 1999 and will be limited to $200,000,000 aggregate principal amount. Each Note will bear interest at the rate per annum stated on the cover page hereof from June 1, 1997, or from the most recent interest payment date to which interest has been paid or duly provided for, payable on each June 1 and December 1, commencing December 1, 1997, to the person in whose name the Note (or any predecessor Note) is registered at the close of business on the immediately preceding May 15 and November 15, respectively. The Notes will be unsecured and unsubordinated obligations of the Capital Corporation.

    The Notes may not be redeemed by the Capital Corporation prior to maturity and are not subject to a sinking fund.

    The defeasance and covenant defeasance provisions of the Senior Indenture described under "Description of Debt Securities -- Satisfaction and Discharge, Defeasance and Covenant Defeasance" in the prospectus will apply to the Notes.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement Basic Provisions and the Terms Agreement relating to the Notes (the "Underwriting Agreement") between the Capital Corporation and the underwriters named below (the "Underwriters"), the Capital Corporation has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase, the principal amount of the Notes set forth opposite its name below:

                                                                                        PRINCIPAL AMOUNT
                                     UNDERWRITER                                            OF NOTES
--------------------------------------------------------------------------------------  ----------------
Goldman, Sachs & Co...................................................................  $     50,000,000
Deutsche Morgan Grenfell Inc..........................................................        50,000,000
NationsBanc Capital Markets, Inc......................................................        50,000,000
Salomon Brothers Inc..................................................................        50,000,000
                                                                                        ----------------
    Total.............................................................................  $    200,000,000
                                                                                        ----------------
                                                                                        ----------------

    Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all the Notes, if any are taken.

    The Underwriters propose to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and in part to certain securities dealers at such price less a concession of 0.10% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not to exceed 0.05% of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

    The Notes are a new issue of securities with no established trading market. The Underwriters have advised the Capital Corporation that they intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

    In connection with the offering, the Underwriters may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes; and short positions created by the Underwriters involve the sale by the Underwriters of a greater principal amount of Notes than they are required to purchase from the Capital Corporation in the offering. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

    The Capital Corporation has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    Affiliates of NationsBanc Capital Markets, Inc. and Deutsche Morgan Grenfell Inc. have in the past performed, and may in the future perform, commercial banking and/or corporate trust services for Deere & Company and the Capital Corporation.

PROSPECTUS

                         JOHN DEERE CAPITAL CORPORATION

                                DEBT SECURITIES
                      WARRANTS TO PURCHASE DEBT SECURITIES
                                PREFERRED STOCK

    John Deere Capital Corporation (the "Capital Corporation") may offer from time to time under this prospectus, together or separately, (i) its unsecured debt securities ("Debt Securities") which may be either senior (the "Senior Securities") or subordinated (the "Subordinated Securities"), (ii) warrants to purchase Debt Securities ("Debt Warrants") or (iii) shares of preferred stock (the "Preferred Stock"), all on terms to be determined at the time of offering.

    The Debt Securities, Debt Warrants and Preferred Stock, or a combination thereof, proposed to be sold pursuant to this prospectus and the accompanying prospectus supplement are referred to as the "Offered Securities", and the Offered Securities, together with any Debt Securities and Preferred Stock issuable upon exercise of Debt Warrants or conversion or exchange of other Securities, are referred to as the "Securities". Securities with an aggregate initial public offering price of up to $1,150,000,000 (or the equivalent thereof if any of the Securities are denominated in a currency, currency unit or composite currency ("Currency") other than the U.S. dollar) may be issued under this prospectus. The specific terms of each series or issue of Securities will be set forth in a prospectus supplement.

    The Capital Corporation may sell Offered Securities to or through underwriters, dealers or agents, and also may sell Offered Securities directly to other purchasers. See "Plan of Distribution". No Offered Securities may be sold without delivery of a prospectus supplement describing such Offered Securities and the method and terms of offering thereof.
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is June 9, 1997.

                             AVAILABLE INFORMATION

    John Deere Capital Corporation must comply with the Securities Exchange Act of 1934. Accordingly, the Capital Corporation files annual, quarterly and current reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 500 W. Madison Street, Chicago, Illinois 60606; and Seven World Trade Center, New York, New York 10048; and copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports and other information concerning the Capital Corporation may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. In addition to the locations specified above, the Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Capital Corporation, that file electronically with the Commission.

    UPON RECEIPT OF A REQUEST BY AN INVESTOR WHO HAS RECEIVED AN ELECTRONIC PROSPECTUS SUPPLEMENT AND PROSPECTUS FROM THE CAPITAL CORPORATION OR ANY UNDERWRITER, DEALER OR AGENT OR A REQUEST BY SUCH INVESTOR'S REPRESENTATIVE WITHIN THE PERIOD DURING WHICH THERE IS AN OBLIGATION TO DELIVER A PROSPECTUS SUPPLEMENT AND PROSPECTUS, THE CAPITAL CORPORATION OR ANY UNDERWRITER, DEALER OR AGENT WILL PROMPTLY DELIVER, OR CAUSE TO BE DELIVERED, WITHOUT CHARGE, TO SUCH INVESTOR A PAPER COPY OF THE PROSPECTUS SUPPLEMENT AND PROSPECTUS.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Capital Corporation with the Commission are incorporated in this prospectus by reference: (i) annual report on Form 10-K for the fiscal year ended October 31, 1996, (ii) quarterly reports on Form 10-Q for the quarters ended January 31, 1997 and April 30, 1997, and (iii) current reports on Form 8-K dated November 26, 1996, February 11, 1997 and May 13, 1997.

    All documents subsequently filed by the Capital Corporation pursuant to section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of any offering of the Securities made by this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein (or in the accompanying prospectus supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

    The Capital Corporation will provide without charge to each person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above that have been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Such written or oral request should be directed to John Deere Capital Corporation, 1 East First Street, Suite 600, Reno, Nevada 89501, Attention:
Manager (702/786-5527).

                                  THE COMPANY

    The principal business of the Capital Corporation and its subsidiaries (collectively called the "Company") is providing and administering financing for retail purchases of new and used equipment manufactured by Deere & Company's agricultural, construction and commercial and consumer equipment divisions. The Company purchases retail installment sales and loan contracts (retail notes) from Deere & Company and its wholly-owned subsidiaries (collectively called "John Deere"). These retail notes are acquired by John Deere through independent John Deere retail dealers. The Company also purchases and finances certain agricultural, construction and lawn and grounds care retail notes unrelated to John Deere. In addition, the Company purchases and finances recreational product retail notes acquired from independent dealers and marine product mortgage service companies. The Company also leases equipment to retail customers, finances and services revolving charge accounts acquired from and offered through merchants in the agricultural, lawn and grounds care and recreational product retail markets, and provides wholesale financing for inventories of recreational vehicles, manufactured housing units, yachts, John Deere engines, John Deere construction equipment and the Sabre by John Deere line of equipment owned by dealers of those products.

    The Company's operations are categorized into four primary divisions:

        The AGRICULTURAL DIVISION provides agricultural market financing through products such as agricultural equipment installment contracts and leases, Farm Plan-TM- (a revolving charge product) and farmer operating loans.

        The COMMERCIAL DIVISION provides industrial and construction equipment financing through products such as installment loans and construction equipment leases. In addition, the division provides wholesale financing of recreational vehicles, manufactured housing units and other commercial equipment.

        The CONSUMER DIVISION provides consumer and recreational product equipment financing through products such as installment loans, John Deere Credit Revolving Plan (a revolving charge product), Preferred Resource-TM- (an unsecured lending product), and leases of lawn and grounds care equipment. In addition, the Consumer Division provides wholesale financing for yachts.

        The INTERNATIONAL DIVISION provides financing products to the Company's developing international markets through its subsidiaries such as Arrendadora John Deere, S.A. de C.V., which offers leasing products on new John Deere agricultural and industrial equipment purchased from John Deere dealer organizations located in Mexico. In addition, in October 1996, the Company formed a joint venture company, John Deere Credit Limited, which will enable the Company to participate in offering equipment financing products within the United Kingdom.

    A substantial part of the retail sales and leases of John Deere products is financed by financial institutions outside of the John Deere organization.

    John Deere Credit Company, a wholly-owned finance holding subsidiary of Deere & Company, is the parent of the Capital Corporation.

    John Deere's operations are categorized into six business segments:

        John Deere's worldwide AGRICULTURAL EQUIPMENT segment manufactures and distributes a full line of farm equipment--including tractors; tillage, soil preparation, seeding and harvesting machinery; sprayers; hay and forage equipment and integrated precision farming technology.

        John Deere's worldwide CONSTRUCTION EQUIPMENT segment, formerly the industrial equipment segment, manufactures and distributes a broad range of machines used in construction, earthmoving and forestry--including backhoe loaders; crawler dozers and loaders; four-wheel-drive loaders; excavators; scrapers; motor graders; log skidders; and forestry harvesters. This segment also includes the manufacture and distribution of engines and drivetrain components for the original equipment manufacturer (OEM) market.

        John Deere's worldwide COMMERCIAL AND CONSUMER EQUIPMENT segment, formerly the lawn and grounds care equipment segment, manufactures and distributes equipment for commercial and residential uses--including small tractors for lawn, garden, commercial and utility purposes; riding and walk-behind mowers; golf course equipment; snowblowers; hand held products such as chain saws, string trimmers and leaf blowers; skid-steer loaders; utility transport vehicles; and other outdoor power products.

        The products produced by the equipment segments are marketed primarily through independent retail dealer networks and other retail outlets.

        The CREDIT segment includes the operations of the Company, John Deere Credit Company and John Deere Credit Incorporated, which primarily purchases and finances retail notes from John Deere's equipment sales branches in Canada, as well as recreational vehicle, marine product and construction and transportation equipment notes from independent dealers.

        The INSURANCE segment issues policies in the United States primarily for: general and specialized lines of commercial property and casualty insurance; group accident and health insurance for employees of participating John Deere dealers; and disability insurance for employees of
    John Deere.     The HEALTH CARE segment provides health management programs and related administrative services in the United States to commercial clients and employees of John Deere.

    The Capital Corporation's executive offices are located at 1 East First Street, Suite 600, Reno, Nevada 89501. Its telephone number is 702/786-5527.

                                USE OF PROCEEDS

    Except as may be described otherwise in a prospectus supplement, the net proceeds from the sale of the Securities will be added to the general funds of the Company and will be used for working capital and other general corporate purposes, and will be available for, among other things, the purchase of receivables. Such proceeds may be applied initially to the reduction of short-term indebtedness.

                             PROSPECTUS SUPPLEMENT

    Information about the Securities are disclosed in this prospectus and a prospectus supplement that provides more detail on the specific terms of the Securities. Since the specific terms of the Securities are made at the time of pricing, you should rely on the information in the prospectus supplement over different information in this prospectus.

    The prospectus supplement accompanying this prospectus sets forth, with respect to each series or issue of Securities for which this prospectus and the prospectus supplement are being delivered: (i) the terms of any Debt Securities offered, including, where applicable, their title, ranking, aggregate principal amount, maturity, rate of any interest (or manner of calculation) and time of payment thereof, any redemption or repayment terms, the Currency or Currencies in which such Debt Securities will be denominated or payable, any index, formula or other method pursuant to which principal, premium, if any, or interest, if any, may be determined, any terms for the conversion or exchange thereof and the form of such Debt Securities (which may be registered or bearer or global or certificated); (ii) the terms of any Debt Warrants offered, including, where applicable, the exercise price, detachability, expiration date and other terms;
(iii) the terms of any Preferred Stock offered, including, where applicable, the specific designations and dividend, redemption, liquidation, voting and other rights not described in this prospectus and any terms for the conversion or exchange thereof; and (iv) any initial public offering price, the purchase price and net proceeds to the Capital Corporation and the other specific terms related to the offering of such Securities.

                         DESCRIPTION OF DEBT SECURITIES

    The Capital Corporation may issue (either separately or together with other Offered Securities) its Debt Securities from time to time. The Senior Securities will be issued under an Indenture dated as of March 15, 1997, as supplemented from time to time (the "Senior Indenture"), between the Capital Corporation and The Chase Manhattan Bank, Trustee (the "Senior Trustee"), and the Subordinated Securities will be issued under an indenture dated as of March 15, 1997, as supplemented from time to time (the "Subordinated Indenture"), between the Capital Corporation and The First National Bank of Chicago, Trustee (the "Subordinated Trustee"). The term "Trustee" as used herein refers to either the Senior Trustee or the Subordinated Trustee as appropriate. The forms of the Senior Indenture and the Subordinated Indenture (being sometimes referred to herein collectively as the "Indentures" and individually as an "Indenture") are exhibits to the registration statement. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The following summary of certain provisions of the Indentures does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indentures, including the definitions of certain terms therein. Parenthetical references below are to the Indentures or to the TIA, as applicable.

PROVISIONS APPLICABLE TO BOTH THE SENIOR AND SUBORDINATED INDENTURES

GENERAL

    The Debt Securities will be unsecured obligations of the Capital Corporation. The Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Capital Corporation. The Subordinated Securities will be subordinated in right of payment to the prior payment in full of the

Senior Indebtedness of the Capital Corporation as described under "--Subordinated Indenture Provisions--Subordination".

    Each Indenture provides that any Debt Securities proposed to be sold pursuant to this prospectus and the accompanying prospectus supplement ("Offered Debt Securities") and any Debt Securities issuable upon the exercise of Debt Warrants or upon conversion or exchange of other Offered Securities ("Underlying Debt Securities"), as well as other unsecured debt securities of the Capital Corporation, may be issued under such Indenture in one or more series, in each case as authorized from time to time by the Capital Corporation. The particular terms of the Offered Debt Securities and any Underlying Debt Securities and any modifications of or additions to the general terms of the Debt Securities as described herein that may be applicable in the case of the Offered Debt Securities or Underlying Debt Securities are described in the prospectus supplement. Accordingly, for a description of the terms of any Offered Debt Securities and Underlying Debt Securities, reference must be made to both the prospectus supplement relating thereto and the description of Debt Securities set forth in this prospectus.

    Reference is made to the prospectus supplement for the following terms of the Offered Debt Securities, the Underlying Debt Securities or both, as the case may be, being offered thereby:

        (1) The title of such Debt Securities and whether such Debt Securities will be Senior Securities or Subordinated Securities.

        (2) The aggregate principal amount of such Debt Securities and any limit on the aggregate principal amount of Debt Securities of such series.

        (3) If other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof or the method by which such portion will be determined.

        (4) The date or dates, or the method by which such date or dates will be determined or extended, on which the principal of such Debt Securities will be payable.

        (5) The rate or rates at which such Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined, the date or dates from which such interest will accrue or the method by which such date or dates will be determined, the date or dates on which such interest, if any, will be payable and the Regular Record Date or Dates, if any, for the interest payable on any Registered Security on any Interest Payment Date, or the method by which any such date will be determined, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months.

        (6) The date or dates on which or the period or periods within which, the price or prices at which, the Currency or Currencies in which, and the other terms and conditions upon which, such Debt Securities may be redeemed, in whole or in part, at the option of the Capital Corporation and whether the Capital Corporation is to have that option.

        (7) The obligation, if any, of the Capital Corporation to redeem, repay or purchase such Debt Securities, in whole or in part, pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which or the date or dates on which, the price or prices at which, the Currency or Currencies in which, and the other terms and conditions upon which, such Debt Securities shall be so redeemed, repaid or purchased.

        (8) Whether such Debt Securities are to be issuable as Registered Securities, Bearer Securities or both, any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms, if any, upon which Bearer Securities of the series may be exchanged for Registered Securities of the series and VICE VERSA (if permitted by applicable laws and regulations), whether such Debt Securities are to be issuable initially in temporary global form, whether any such Debt Securities will be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the applicable Indenture, and, if Registered Securities are to be issuable as a global security, the identity of the depository for such Debt Securities.

        (9) If other than U.S. dollars, the Currency or Currencies in which payments of the principal of (or premium, if any) or interest, if any, on such Debt Securities will be payable or in which such Debt Securities will be denominated.

       (10) Whether the amount of payments of principal of (or premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may be based on one or more Currencies, commodities, equity indices or other indices) and the manner in which such amounts will be determined.

       (11) Whether the Capital Corporation or a holder may elect payment of the principal of (or premium, if any) or interest, if any, on such Debt Securities in one or more Currencies, other than that in which such Debt Securities are denominated or stated to be payable, the date or dates on which or the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the Currency or Currencies in which such Debt Securities are denominated or stated to be payable and the Currency or Currencies in which such Debt Securities are to be so paid.

       (12) The place or places, if any, other than or in addition to The City of New York, where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where any Registered Securities may be surrendered for registration of transfer, where such Debt Securities may be surrendered for exchange, where Debt Securities of a series that are convertible or exchangeable may be surrendered for conversion or exchange and where notices or demands to or upon the Capital Corporation in respect of such Debt Securities and the applicable Indenture may be served.

       (13) The denomination or denominations in which such Debt Securities will be issuable, if other than $1,000 or any integral multiple thereof in the case of Registered Securities and $5,000 in the case of Bearer Securities.

       (14) If other than the applicable Trustee, the identity of each Security Registrar and/or Paying Agent.

       (15) The date as of which any Bearer Securities of the series and any temporary Debt Security issued in global form representing Outstanding Securities of the series will be dated if other than the date of original issuance of the first Debt Security of the series to be issued.

       (16) The applicability, if at all, to such Debt Securities of the provisions of Article Fourteen of the respective Indenture described under "Defeasance and Covenant Defeasance" and any provisions in modification of, in addition to or in lieu of any of the provisions of such Article.

       (17) The Person to whom any interest on any Registered Security of the series will be payable, if other than the Person in whose name such Registered Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary Debt Security issued in global form will be paid if other than in the manner provided in the applicable Indenture.

       (18) If the Debt Securities of such series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Debt Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and/or terms of such certificates, documents or conditions.

       (19) Whether and under what circumstances the Capital Corporation will pay Additional Amounts, as contemplated by Section 1004 of the applicable Indenture, on such Debt Securities to any holder who is not a United States person (including any modification to the definition of such term as contained in the applicable Indenture as originally executed) in respect of any tax, assessment or governmental charge and, if so, whether the Capital Corporation will have the option to redeem such Debt Securities rather than pay such Additional Amounts (and the terms of any such option).

       (20) The provisions, if any, granting special rights to the holders of such Debt Securities upon the occurrence of such events as may be specified.

       (21) Any deletions from, modifications of or additions to the Events of Default or covenants of the Capital Corporation with respect to such Debt Securities (which Events of Default or covenants are consistent with the Events of Default or covenants set forth in the general provisions of the applicable Indenture).

       (22) The designation of the initial Exchange Rate Agent, if any.

       (23) Whether such Debt Securities will be convertible into or exchangeable for any other securities and, if so, the terms and conditions upon which such Debt Securities will be so convertible or exchangeable.

       (24) Any other terms of such Debt Securities.

    If applicable, the prospectus supplement will also set forth information concerning any other Securities offered thereby and a discussion of federal income tax considerations relevant to the Securities being offered.

    For purposes of this prospectus, any reference to the payment of principal of (or premium, if any) or interest, if any, on such Debt Securities will be deemed to include mention of the payment of any Additional Amounts required by the terms of such Debt Securities.

    Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Federal income tax and other considerations pertaining to any such Original Issue Discount Securities will be discussed in the applicable prospectus supplement.

    Each Indenture provides that the Debt Securities referred to on the cover page of this prospectus and additional unsecured debt securities of the Capital Corporation unlimited as to aggregate principal amount may be issued in one or more series thereunder, in each case as authorized from time to time by or pursuant to authority granted by the Board of Directors of the Capital Corporation. (Section 301 of each Indenture) The applicable Debt Securities referred to on the cover page of this prospectus and any additional debt securities so issued under an Indenture are herein collectively referred to, when a single Trustee is acting for all debt securities issued under such Indenture, as the "Indenture Securities". Each Indenture also provides that there may be more than one Trustee thereunder, each with respect to one or more different series of Indenture Securities. See also "Resignation of Trustee" herein. At a time when two or more Trustees are acting under either Indenture, each with respect to only certain series, the term "Indenture Securities", as used herein, shall mean the one or more series with respect to which each respective Trustee is acting. In the event that there is more than one Trustee under either Indenture, the powers and trust obligations of each Trustee as described herein shall extend only to the one or more series of Indenture Securities for which it is Trustee. If two or more Trustees are acting under either Indenture, then the Indenture Securities for which each Trustee is acting would in effect be treated as if issued under separate indentures.

    The general provisions of the Indentures do not contain any provisions that would limit the ability of the Capital Corporation to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company. However, the general provisions of each Indenture do provide that neither the Capital Corporation nor any Subsidiary will pledge or subject to any lien any of its property or assets unless the Indenture Securities issued under such Indenture are secured by such pledge or lien equally and ratably with other indebtedness thereby secured. See "--Senior Indenture Provisions--Limitation on Liens". Reference is made to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Capital Corporation that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

    Under the Indentures, the Capital Corporation will have the ability to issue Indenture Securities with terms different from those of Indenture Securities previously issued thereunder and, without the consent of the holders thereof, to reopen a previous issue of a series of Indenture Securities and issue additional Indenture Securities of such series (unless such reopening was restricted when such series was created), in an aggregate principal amount determined by the Capital Corporation. (Section 301 of each Indenture)

CONVERSION AND EXCHANGE

    If any Debt Securities will, by their terms, be convertible into or exchangeable for other Securities, the prospectus supplement relating thereto will set forth the terms and conditions of such conversion or exchange, including the conversion price or exchange ratio (or the method of calculating the same), the conversion or exchange period (or the method of determining the same), whether conversion or exchange will be mandatory or at the option of the holder or the Capital Corporation, provisions for adjustment of the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of such Debt Securities. Such terms may also include provisions under which the number or amount of other Securities to be received by the holders of such Debt Securities upon such conversion or exchange would be calculated according to the market price of such other Securities as of a time stated in the prospectus supplement.

DENOMINATIONS, REGISTRATION AND TRANSFER

    Debt Securities of a series may be issuable solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. The Indentures also provide that Debt Securities of a series may be issuable in global form. See "--Book-Entry Debt Securities". Unless otherwise provided in the prospectus supplement, Debt Securities denominated in U.S. dollars (other than Global Securities, which may be of any denomination) are issuable in denominations of $1,000 or any integral multiples of $1,000 (in the case of Registered Securities) and in the denomination of $5,000 (in the case of Bearer Securities). Unless otherwise indicated in the prospectus supplement, Bearer Securities will have interest coupons attached. (Section 201 of each Indenture)

    Registered Securities will be exchangeable for other Registered Securities of the same series. If (but only if) provided in the prospectus supplement, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons which are in default) of any series may be similarly exchanged for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. If so provided, Bearer Securities surrendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest will be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable Indenture. Unless otherwise specified in the prospectus supplement, Bearer Securities will not be issued in exchange for Registered Securities. (Section 305 of each Indenture)

    Registered Securities of a series may be presented for registration of transfer and Debt Securities of a series may be presented for exchange (i) at each office or agency required to be maintained by the Capital Corporation for payment of such series as described in "Payment and Paying Agents", and (ii) at each other office or agency that the Capital Corporation may designate from time to time for such purposes. No service charge will be made for any transfer or exchange of Debt Securities, but the Capital Corporation may require payment of any tax or other governmental charge payable in connection therewith. (Section 305 of each Indenture)

    The Capital Corporation will not be required to (i) issue, register the transfer of or exchange Debt Securities during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption, or, if Debt Securities of the series are also issuable as Registered Securities and there is no publication, the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor that is simultaneously surrendered for redemption; or (iv) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid. (Section 305 of each Indenture)

PAYMENT AND PAYING AGENTS

    Unless otherwise provided in the prospectus supplement, principal, premium, if any, and interest, if any, and Additional Amounts, if any, on Registered Securities will be payable at any office or agency to be maintained by the Capital Corporation, in the case of the Senior Securities, in New York, New York and, in the case of the Subordinated Securities, in Chicago, Illinois and New York, New York, except that at the option of the Capital Corporation interest (including Additional Amounts, if any) may be paid (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. (Sections 301, 1001 and 1002 of each Indenture) Unless otherwise provided in the prospectus supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Section 307 of each Indenture)

    If Debt Securities of a series are issuable solely as Bearer Securities or as both Registered Securities and Bearer Securities, unless otherwise provided in the prospectus supplement, the Capital Corporation will be required to maintain an office or agency (i) outside the United States at which, subject to any applicable laws and regulations, the principal of (and premium, if any) and interest, if any, on such series will be payable and (ii) in The City of New York for payments with respect to any Registered Securities of such series (and for payments with respect to Bearer Securities of such series in the limited circumstances described below, but not otherwise); provided that, if required in connection with any listing of such Debt Securities on the Luxembourg Stock Exchange or any other stock exchange located outside the United States, the Capital Corporation will maintain an office or agency for such Debt Securities in any city located outside the United States required by such stock exchange. (Section 1002 of each Indenture) The initial locations of such offices and agencies will be specified in the prospectus supplement. Unless otherwise provided in the prospectus supplement, principal of (and premium, if any) and interest, if any, on Bearer Securities may be paid by wire transfer to an account maintained by the Person entitled thereto with a bank located outside the United States. (Sections 307 and 1002 of each Indenture) Unless otherwise provided in the prospectus supplement, payment of installments of interest on any Bearer Securities on or before Maturity will be made only against surrender of coupons for such interest installments as they severally mature. (Section 1001 of each Indenture) Unless otherwise provided in the prospectus supplement, no payment with respect to any Bearer Security will be made at any office or agency of the Capital Corporation in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of (and premium, if any) and interest, if any, on Bearer Securities payable in U.S. dollars will be made at the office of the Capital Corporation's Paying Agent in The City of New York if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002 of each Indenture)

    The Capital Corporation may from time to time designate additional offices or agencies, approve a change in the location of any office or agency and, except as provided above, rescind the designation of any office or agency.

    Unless otherwise provided in the prospectus supplement, all payments of principal of (and premium, if any) and interest, if any, on any Debt Security that is payable in a Currency other than U.S. dollars will be made in U.S. dollars in the event that such Currency (i) is a currency, and it ceases to be used by both the government of the country that issued the currency and by a central bank or other public institution of or within the international banking community for the settlement of transactions, (ii) is the ECU, and it ceases to be used both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or
(iii) is any currency unit (or composite currency) other than the ECU, and it ceases to be used for the purposes for which it was established (each of the events described in clauses (i) through (iii), a "Conversion Event"). (Section 312 of each Indenture)

EVENTS OF DEFAULT

    The following shall constitute Events of Default under each Indenture: (i) failure to pay any interest upon or any Additional Amounts payable in respect of any Debt Security of that series, or of any coupon appertaining thereto, when the same becomes due and payable, continued for 30 days; (ii) default in the payment of the principal of (or premium, if any, on) any Debt Security of that series when the same becomes due and payable, whether at its maturity, earlier redemption or repayment or otherwise; (iii) default in the deposit of any sinking fund payment when due by the terms of any Debt Security of that series;
(iv) default in the performance, or breach, of any covenant or agreement of the Capital Corporation in the applicable Indenture with respect to any Debt Security of that series, continued for 60 days after written notice to the Capital Corporation; (v) certain events in bankruptcy, insolvency or reorganization affecting the Capital Corporation; and (vi) any other Event of Default provided with respect to Debt Securities of that series. (Section 501 of each Indenture) The Capital Corporation is required to file with the applicable Trustee, annually, an officer's certificate as to the Capital Corporation's compliance with all conditions and covenants under the applicable Indenture. (Section 1005 of each Indenture) Each Indenture provides that the applicable Trustee may withhold notice to the holders of Debt Securities of a series of any default (except payment defaults on such Debt Securities of that series) if it considers it in the interest of the holders of Debt Securities of such series to do so. (Section 601 of each Indenture)

    If an Event of Default with respect to Debt Securities of a series has occurred and is continuing, the applicable Trustee or the holders of not less than 25% in principal amount of Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series due and payable immediately. (Section 502 of each Indenture)

    Subject to the provisions of the applicable Indenture relating to the duties of the Trustee thereunder, in case an Event of Default with respect to Debt Securities of a series has occurred and is continuing, such Trustee is under no obligation to exercise any of its rights or powers under such Indenture at the request, order or direction of the holders of Debt Securities of that series, unless such holders have offered such Trustee reasonable indemnity against the expenses and liabilities which might be incurred by it in compliance with such request. (Section 507 of each Indenture and TIA Section 315) Subject to such provisions for the indemnification of the applicable Trustee, the holders of a majority in principal amount of the Outstanding Debt Securities of a series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee, or exercising any trust or power conferred on such Trustee with respect to the Debt Securities of that series. (Section 512 of each Indenture)

    The holders of a majority in principal amount of the Outstanding Debt Securities of a series may, on behalf of the holders of all the Debt Securities of such series and any related coupons, waive any past default under the applicable Indenture with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest, if any, on or Additional Amounts payable in respect of any Debt Security of such series or any related coupons, or (ii) in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each Outstanding Debt Security of such series affected thereby. (Section 513 of each Indenture)

MERGER OR CONSOLIDATION

    Each Indenture provides that the Capital Corporation may not consolidate with or merge with or into any other corporation or convey or transfer its properties and assets as an entirety or substantially as an entirety to any Person, unless either the Capital Corporation is the continuing corporation or such corporation or Person assumes by supplemental indenture all the obligations of the Capital Corporation under such Indenture and the Indenture Securities issued thereunder and immediately after the transaction no default shall exist. In addition, under the Senior Indenture, no such consolidation, merger or transfer may be made if as a result thereof any property or assets of the Capital Corporation or a Subsidiary would become subject to any mortgage, lien or other encumbrance unless either (i) such mortgage, lien or other encumbrance could be created pursuant to Section 1006 of such Indenture (see "--Senior Indenture Provisions--Limitation on Liens" below) without equally and ratably securing the Indenture Securities issued under such Indenture or (ii) such Indenture Securities are secured equally and ratably with or prior to the debt secured by such mortgage, lien or other encumbrance. (Section 801 of each Indenture)

MODIFICATION OR WAIVER

    Modification and amendment of an Indenture may be made by the Capital Corporation and the Trustee thereunder with the consent of the holders of a majority in principal amount of all Outstanding Indenture Securities issued thereunder that are affected by such modification or amendment; provided that no such modification or amendment may, without the consent of the holder of each Outstanding Indenture Security affected thereby, among other things: (i) change the Stated Maturity of the principal of (or premium, if any, on) or any installment of principal of or interest on any such Indenture Security; (ii) reduce the principal amount of or the rate of interest (or manner of calculation thereof) on or any Additional Amounts payable in respect of, or any premium payable upon the redemption of, any such Indenture Security; (iii) change any obligation of the Capital Corporation to pay Additional Amounts in respect of any such Indenture Security; (iv) reduce the portion of the principal of an Original Issue Discount Security or Indexed Security that would be due and payable upon a declaration of acceleration of the Maturity thereof or provable in bankruptcy; (v) adversely affect any right of repayment at the option of the holder of any such Indenture Security; (vi) change the place or Currency of payment of principal of, or any premium or interest on, any such Indenture Security; (vii) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof or on or after any Redemption Date or Repayment Date therefor; (viii) adversely affect any right to convert or exchange of any Indenture Security; (ix) reduce the percentage in principal amount of such Outstanding Indenture Securities, the consent of whose holders is required to amend or waive compliance with certain provisions of such Indenture or to waive certain defaults thereunder; (x) reduce the requirements for voting or quorum described below; or (xi) modify any of the foregoing requirements or any of the provisions relating to waiving past defaults or compliance with certain restrictive provisions, except to increase the percentage of holders required to effect any such waiver or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Indenture Security affected thereby. (Section 902 of each Indenture)

    In addition, under the Subordinated Indenture, no modification or amendment thereof may, without the consent of the holder of each Outstanding Subordinated Security affected thereby, modify any of the provisions of such Indenture relating to the subordination of the Subordinated Securities in a manner adverse to the holders thereof and no such modification or amendment may adversely affect the rights of any holder of Senior Indebtedness under Article Sixteen of the Subordinated Indenture (described under the caption "--Subordinated Indenture Provisions--Subordination") without the consent of such holder of Senior Indebtedness. (Sections 902 and 907 of the Subordinated Indenture)

    The holders of a majority in aggregate principal amount of Outstanding Indenture Securities have the right to waive compliance by the Capital Corporation with certain covenants in the applicable Indenture. (Section 1007 of the Senior Indenture; Section 1006 of the Subordinated Indenture)

    Modification and amendment of an Indenture may be made by the Capital Corporation and the applicable Trustee thereunder, without the consent of any holder, for any of the following purposes: (i) to evidence the succession of another Person to the Capital Corporation as obligor under such Indenture; (ii) to add to the covenants of the Capital Corporation for the benefit of the holders of all or any series of Indenture Securities issued under such Indenture and any related coupons or to surrender any right or power conferred upon the Capital Corporation by such Indenture; (iii) to add Events of Default for the benefit of the holders of all or any series of Indenture Securities; (iv) to add to or change any provisions of such Indenture to facilitate the issuance of, or to liberalize the terms of, Bearer Securities, or to permit or facilitate the issuance of Indenture Securities in uncertificated form, provided that any such actions do not adversely affect the holders of such Indenture Securities or any related coupons; (v) to change or eliminate any provisions of such Indenture, provided that any such change or elimination will become effective only when there are no such Indenture Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provisions; (vi) in the case of the Senior Securities, to secure the Indenture Securities under the Senior Indenture pursuant to the requirements of Section 801 or Section 1006 of the Senior Indenture, or otherwise; (vii) to establish the form or terms of such Indenture Securities of any series and any related coupons; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under such Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in such Indenture, provided such action does not adversely affect the interests of holders of Indenture Securities of a series issued thereunder or any related coupons in any material respect; or (x) to supplement any of the provisions of such Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of Indenture Securities thereunder, provided that such action shall not adversely affect the interests of the holders of any such Indenture Securities and any related coupons in any material respect. (Section 901 of each Indenture)

    In determining whether the holders of the requisite principal amount of Outstanding Indenture Securities have given any request, demand, authorization, direction, notice, consent or waiver under the applicable Indenture or whether a quorum is present at a meeting of holders of Indenture Securities thereunder,
(i) the principal amount of an Original Issue Discount Security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, (ii) the principal amount of an Indenture

Security denominated in a foreign Currency or Currencies will be the U.S. dollar equivalent, determined on the trade date for such Indenture Security, of the principal amount thereof (or, in the case of an Original Issue Discount Security or Indexed Security, the U.S. dollar equivalent on the trade date of such Indenture Security of the amount determined as provided in (i) above or (iii) below), (iii) the principal amount of an Indexed Security that may be counted in making such determination or calculation and that will be deemed outstanding for such purpose will be equal to the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to Section 301 of such Indenture, and (iv) Indenture Securities owned by the Capital Corporation or any other obligor upon the Indenture Securities or any Affiliate of the Capital Corporation or of such other obligor shall be disregarded. (Section 101 of each Indenture)

    Each Indenture contains provisions for convening meetings of the holders of Indenture Securities of a series if Indenture Securities of that series are issuable as Bearer Securities. (Section 1501 of each Indenture) A meeting may be called at any time by the applicable Trustee, and also, upon request, by the Capital Corporation or the holders of at least 10% in principal amount of the Outstanding Indenture Securities of that series, in any such case upon notice given as provided in the applicable Indenture. (Section 1502 of each Indenture) Except for any consent that must be given by the holder of each Indenture Security affected thereby, as described above, any resolution presented at a meeting (or an adjourned meeting duly reconvened) at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the Outstanding Indenture Securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage which is less than a majority in principal amount of the Outstanding Indenture Securities of a series may be adopted at a meeting (or an adjourned meeting duly reconvened) at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the Outstanding Indenture Securities of that series. Any resolution passed or decision taken at any meeting of holders of Indenture Securities of a series duly held in accordance with the applicable Indenture will be binding on all holders of Indenture Securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in principal amount of the Outstanding Indenture Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the Outstanding Indenture Securities of a series, the persons holding or representing such specified percentage in principal amount of the Outstanding Indenture Securities of that series will constitute a quorum. (Section 1504 of each Indenture)

    Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of Indenture Securities of a series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the applicable Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all Outstanding Indenture Securities affected thereby or of the holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Indenture Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture. (Section 1504 of each Indenture)

SATISFACTION AND DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    The Capital Corporation may discharge certain obligations to holders of Debt Securities of a series that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such Debt Securities for principal (and premium, if any) and interest, if any, and any Additional Amounts with respect thereto, to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be. (Section 401 of each Indenture)

    Each Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series and any related coupons pursuant to Section 301 thereunder, the Capital Corporation may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities and any related coupons (except for the obligations to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities and any related coupons, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities and any related coupons, to maintain an office or agency in respect of such Debt Securities and any related coupons, and to hold moneys for payment in trust) ("defeasance") (Section 1402 of each Indenture) or (b) to be released from its obligations with respect to such Debt Securities and any related coupons under Section 1006 of such Indenture (being the restrictions described under "--Senior Indenture Provisions--Limitation on Liens") or, if so provided pursuant to Section 301 of such Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities and any related coupons ("covenant defeasance") (Section 1403 of each Indenture), in either case upon the irrevocable deposit by the Capital Corporation with the applicable Trustee (or other qualifying trustee), in trust, of (i) an amount, in the Currency or Currencies in which such Debt Securities and any related coupons are then specified as payable at Stated Maturity, (ii) Government Obligations (as defined below) applicable to such Debt Securities and any related coupons (with such applicability being determined on the basis of the Currency in which such Debt Securities are then specified as payable at Stated Maturity) that through the payment of principal and interest in accordance with their terms will provide money in an amount, or
(iii) a combination thereof in an amount, sufficient to pay the principal of (and premium, if any) and interest, if any, on such Debt Securities and any related coupons, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust may only be established if, among other things, the Capital Corporation has delivered to the applicable Trustee an Opinion of Counsel (as specified in the applicable Indenture) to the effect that the holders of such Debt Securities and any related coupons will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance under clause (a) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. (Section 1404 of each Indenture)

    "Government Obligations" means securities which are (i) direct obligations of the United States or the government which issued the foreign Currency in which the Debt Securities of that series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States or the government which issued the foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof. "Government Obligations" also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from the amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt. (Section 101 of each Indenture)

    Unless otherwise provided in the prospectus supplement, if, after the Capital Corporation has deposited funds, Government Obligations or both to effect defeasance or covenant defeasance with respect to Debt Securities of a series, (i) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the terms of such Debt Security to receive payment in a Currency other than that in which such deposit has been made in respect of such Debt Security, or (ii) a Conversion Event occurs, then the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the Currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on the applicable Market Exchange Rate. (Section 1405 of each Indenture) Unless otherwise provided in the prospectus supplement, all payments of principal of (and premium, if any) and interest, if any, and Additional Amounts, if any, on any Debt Security that is payable in a foreign Currency with respect to which a Conversion Event occurs shall be made in U.S. dollars. (Section 312 of each Indenture)

    In the event the Capital Corporation effects covenant defeasance with respect to any Debt Securities and any related coupons and such Debt Securities and any related coupons are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under "Events of Default" (Section 501 of the Senior Indenture) with respect to
Section 1006 of the Senior Indenture (which Section would no longer be applicable to such Debt Securities or any related coupons) or described in clause (iv) or (vi) under "Events of Default" (Section 501 of each Indenture) with respect to any other covenant to which there has been defeasance, the amount of Government Obligations and funds on deposit with the applicable Trustee will be sufficient to pay amounts due on such Debt Securities and any related coupons at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities and any related coupons at the time of the acceleration resulting from such Event of Default. In such case, the Capital Corporation would remain liable to make payment of such amounts due at the time of acceleration. (Section 501 of each Indenture)

    If the applicable Trustee or any Paying Agent is unable to apply any money in accordance with the applicable Indenture by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Capital Corporation's obligations under such Indenture and such Debt Securities and any related coupons shall be revived and reinstated as though no deposit had occurred pursuant to such Indenture, until such time as such Trustee or Paying Agent is permitted to apply all such money in accordance with such Indenture; provided, however, that if the Capital Corporation makes any payment of principal of (or premium, if any) or interest, if any, on any such Debt Security or any related coupon following the reinstatement of its obligations, the Capital Corporation shall be subrogated to the rights of the holders of such Debt Securities and any related coupons to receive such payment from the money held by such Trustee or Paying Agent.

    The prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series and any related coupons.

BOOK-ENTRY DEBT SECURITIES

    Debt Securities of a series may be issued in whole or in part in global form that will be deposited with, or on behalf of, a depository identified in the prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form (each, a "Global Security"). Unless otherwise provided in the prospectus supplement, Debt Securities that are represented by a Global Security will be issued in denominations of $1,000 and any integral multiple thereof, and will be issued in registered form only, without coupons. Payments of principal of (and premium, if any) and interest, if any, on Debt Securities represented by a Global Security will be made by the Capital Corporation to the applicable Trustee, and then by such Trustee to the depository.

    The Capital Corporation anticipates that any Global Securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York, that such Global Securities will be registered in the name of DTC's nominee, and that the following provisions will apply to the depository arrangements with respect to any such Global Securities. Additional or differing terms of the depository arrangement will be described in the prospectus supplement.

    So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in certificated form and will not be considered the owners or holders thereof under the applicable Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; such laws may limit the transferability of beneficial interests in a Global Security.

    If (i) DTC is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Capital Corporation within 90 days following notice to the Capital Corporation; (ii) the Capital Corporation determines, in its sole discretion, not to have any Debt Securities represented by one or more Global Securities, or (iii) an Event of Default under the applicable Indenture has occurred and is continuing, then the Capital Corporation will issue individual Debt Securities in certificated form in exchange for the Global Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest and to have such Debt Securities in certificated form registered in its name. Unless otherwise provided in the prospectus supplement, Debt Securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof and will be issued in registered form only, without coupons.

    The following is based on information furnished by DTC:

            DTC will act as securities depository for the Debt Securities. The Debt Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered Debt Security certificate is issued with respect to each $200 million of principal amount of the Debt Securities of a series, and an additional certificate is issued with respect to any remaining principal amount of such series.

            DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

            Purchases of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Debt Securities are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued.

            To facilitate subsequent transfers, the Debt Securities are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC records reflect only the identity of the Direct Participants to whose accounts Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

            Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

            Redemption notices shall be sent to Cede & Co. If less than all of the Debt Securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of interest of each Direct Participant in such issue to be redeemed.

            Neither DTC nor Cede & Co. consents or votes with respect to the Debt Securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

            Payments of principal of (and premium, if any) and interest on the Debt Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Paying Agent or the Capital Corporation, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal (and premium, if any) and interest, if any, to DTC will be the responsibility of the Capital Corporation or the Paying Agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

            DTC may discontinue providing its services as securities depository with respect to the Debt Securities at any time by giving reasonable notice to the Capital Corporation or the applicable Paying Agent. Under such circumstances, in the event that a successor securities depository is not appointed, Debt Security certificates are required to be printed and delivered.

            The Capital Corporation may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Debt Security certificates will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that the Capital Corporation believes to be reliable, but the Capital Corporation takes no responsibility for the accuracy thereof.

    Unless stated otherwise in the prospectus supplement, the underwriters or agents with respect to a series of Debt Securities issued as Global Securities will be Direct Participants in DTC.

    None of the Capital Corporation, any underwriter or agent, the applicable Trustee or any applicable Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

RESIGNATION OF TRUSTEE

    Each Trustee may resign or be removed with respect to one or more series of Indenture Securities and a successor Trustee may be appointed to act with respect to such series. (Section 608 of each Indenture) In the event that two or more persons are acting as Trustee with respect to different series of Indenture Securities under one of the Indentures, each such Trustee shall be a Trustee of a trust thereunder separate and apart from the trust administered by any other such Trustee (Section 609 of each Indenture), and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Indenture Securities for which it is Trustee.

SENIOR INDENTURE PROVISIONS
  LIMITATION ON LIENS

    The Capital Corporation covenants in the Senior Indenture that neither it nor any Subsidiary will pledge or subject to any lien any of its property or assets unless the Indenture Securities issued under such Indenture are secured by such pledge or lien equally and ratably with other indebtedness thereby secured. There are excluded from this covenant, liens created to secure obligations for the purchase price of physical property, liens of a Subsidiary securing indebtedness owed to the Capital Corporation, liens existing on property acquired upon exercise of rights arising out of defaults on receivables acquired in the ordinary course of business, sales of receivables accounted for as secured indebtedness in accordance with generally accepted accounting principles, certain liens not related to the borrowing of money and other liens not securing borrowed money aggregating less than $500,000. (Section 1006 of the Senior Indenture)

SUBORDINATED INDENTURE PROVISIONS
  SUBORDINATION

    Upon any distribution of assets of the Capital Corporation upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on Subordinated Securities is to be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all Senior Indebtedness (Sections 1601 and 1602 of the Subordinated Indenture), but the obligation of the Capital Corporation to make payment of the principal of (and premium, if any) and interest, if any, on the Subordinated Securities will not otherwise be affected. (Section 1604 of the Subordinated Indenture) In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on the Subordinated Securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on Senior Indebtedness has been made or duly provided for in money or money's worth. (Section 1603 of the Subordinated Indenture) In the event that, notwithstanding the foregoing, any such payment by the Capital Corporation is received by the Subordinated Trustee or the holders of any of the Subordinated Securities before all Senior Indebtedness is paid in full, such payment or distribution shall be paid over to the holders of such Senior Indebtedness or on their behalf for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon such distribution of the Capital Corporation, the holders of the Subordinated Securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of such Senior Indebtedness out of the distributive share of the Subordinated Securities. (Section 1602 of the Subordinated Indenture) By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Capital Corporation may recover more, ratably, than holders of the Subordinated Securities. The Subordinated Indenture provides that the subordination provisions thereof will not apply to money and securities held in trust pursuant to the defeasance provisions of the Subordinated Indenture. (Section 1402 of the Subordinated Indenture)

    Senior Indebtedness is defined in the Subordinated Indenture as the principal of (and premium, if any) and unpaid interest on (i) indebtedness of the Capital Corporation (including indebtedness of others guaranteed by the Capital Corporation), whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred, assumed or guaranteed, for money borrowed (other than the Indenture Securities issued under the Subordinated Indenture, the 9 5/8% Subordinated Notes due 1998 and the 8 5/8% Subordinated Debentures due 2019 of the Capital Corporation), unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such indebtedness is not senior or prior in right of payment to the Subordinated Securities and (ii) renewals, extensions, modifications and refundings of any such indebtedness. (Section 101 of the Subordinated Indenture)

    If this prospectus is being delivered in connection with a series of Subordinated Securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date.

THE TRUSTEES UNDER THE INDENTURES

    The Chase Manhattan Bank and The First National Bank of Chicago are two of a number of banks with which the Capital Corporation and Deere & Company maintain ordinary banking relationships and from which the Capital Corporation and Deere & Company have obtained credit facilities and lines of credit. The Chase Manhattan Bank also serves as trustee under other indentures under which the Capital Corporation or Deere & Company is the obligor, and The First National Bank of Chicago also serves as trustee under another indenture under which the Capital Corporation is an obligor.

RISK FACTORS RELATING TO FOREIGN CURRENCIES

    Debt Securities denominated or payable in foreign Currencies may entail significant risks. These risks include, without limitation, the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the Currency or Currencies involved and will be more fully described in the applicable prospectus supplement.

                          DESCRIPTION OF DEBT WARRANTS

    The Capital Corporation may issue (either together with other Offered Securities or separately) Debt Warrants to purchase Underlying Debt Securities ("Offered Debt Warrants"). Such Debt Warrants will be issued under warrant agreements (each a "Debt Warrant Agreement") to be entered into between the Capital Corporation and a bank or trust company, as warrant agent (the "Debt Warrant Agent"), all as shall be set forth in the prospectus supplement. A copy of the form of Debt Warrant Agreement has been filed as an exhibit to the registration statement. The following summary of certain provisions of the Debt Warrant Agreement does not purport to be complete and is subject to, and are qualified in its entirety by reference to, all the provisions of the Debt Warrant Agreement and the accompanying Debt Warrant certificates, including the definitions therein of certain terms.

GENERAL

    Reference is made to the prospectus supplement for the terms of the Offered Debt Warrants, including the following:

        (1) The title and aggregate number of such Debt Warrants.

        (2) The title, rank, aggregate principal amount and terms of the Underlying Debt Securities purchasable upon exercise of such Debt Warrants.

        (3) The principal amount of Underlying Debt Securities that may be purchased upon exercise of each such Debt Warrant, and the price or the manner of determining the price at which such principal amount may be purchased upon such exercise.

        (4) The time or times at which, or period or periods, in which, such Debt Warrants may be exercised and the expiration date of such Debt Warrants.

        (5) The terms of any right of the Capital Corporation to redeem such Debt Warrants.

        (6) Whether certificates evidencing such Debt Warrants ("Debt Warrant Certificates") will be issued in registered or bearer form, and, if registered, where they may be transferred and exchanged.

        (7) Whether such Debt Warrants are to be issued with any Debt Securities or any other Securities.

        (8) The date, if any, on and after which such Debt Warrants and Underlying Debt Securities will be separately transferable.

        (9) Any other terms of such Debt Warrants.

    If applicable, the prospectus supplement will also set forth information concerning other securities offered thereby and a discussion of federal income tax considerations relevant thereto. Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations.

    No service charge will be made for any permitted transfer or exchange of Debt Warrant Certificates, but the Capital Corporation may require payment of any tax or other governmental charge payable in connection therewith. Debt Warrants may be exercised and exchanged and Debt Warrants in registered form may be presented for registration of transfer at the corporate trust office of the Debt Warrant Agent or any other office indicated in the prospectus supplement.

EXERCISE OF DEBT WARRANTS

    Each Offered Debt Warrant will entitle the holder thereof to purchase such amount of Underlying Debt Securities at the exercise price set forth in, or calculable from, the prospectus supplement relating to such Offered Debt Warrants. After the close of business on the expiration date, unexercised Debt Warrants will become void.

    Debt Warrants may be exercised by payment to the Debt Warrant Agent of the applicable exercise price and by delivery to the Debt Warrant Agent of the related Debt Warrant Certificate, with the reverse side thereof properly completed. Debt Warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt by the Debt Warrant Agent, within five business days thereafter, of the Debt Warrant Certificate or Certificates evidencing such Debt Warrants. Upon receipt of such payment and the properly completed Debt Warrant Certificates at the corporate trust office of the Debt Warrant Agent or any other office indicated in the prospectus supplement, the Capital Corporation will, as soon as practicable, deliver the amount of Underlying Debt Securities purchased upon such exercise. If fewer than all of the Debt Warrants represented by any Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the unexercised Debt Warrants. The holder of a Debt Warrant will be required to pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of Underlying Debt Securities purchased upon such exercise.

MODIFICATIONS

    The Debt Warrant Agreement and the terms of the Offered Debt Warrants may be modified or amended by the Capital Corporation and the Debt Warrant Agent, without the consent of any holder, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner that the Capital Corporation deems necessary or desirable and that will not materially and adversely affect the interests of the holders of the Offered Debt Warrants.

    The Capital Corporation and the Debt Warrant Agent may also modify or amend the Debt Warrant Agreement and the terms of the Offered Debt Warrants with the consent of the holders of a majority in number of the then outstanding unexercised Debt Warrants affected thereby; provided that no such modification or amendment that accelerates the expiration date, increases the exercise price, reduces the number of outstanding Debt Warrants the consent of the holders of which is required for any such modification or amendment, or otherwise materially and adversely affects the rights of the holders of the Debt Warrants, may be made without the consent of each holder affected thereby.

NO RIGHTS AS HOLDERS OF UNDERLYING DEBT SECURITIES

    Holders of Debt Warrants are not entitled, by virtue of being such holders, to payments of principal of (or premium, if any) or interest, if any, on the related Underlying Debt Securities or to exercise any other rights whatsoever as holders of the Underlying Debt Securities.

                         DESCRIPTION OF PREFERRED STOCK

    Under its Certificate of Incorporation (the "Certificate of Incorporation"), the Capital Corporation is authorized to adopt resolutions providing for the issuance, in one or more series, of up to 10,000 shares of its preferred stock, $1.00 par value, with such powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be adopted by the Board of Directors or a duly authorized committee thereof. The following summary of certain provisions of the Preferred Stock does not purport to be complete and is subject to, and are qualified in its entirety by reference to, the Certificate of Incorporation and the Certificate of Designations relating to such Preferred Stock.

    The specific terms of any Preferred Stock proposed to be sold pursuant to this prospectus and an accompanying prospectus supplement will be described in such prospectus supplement.

    If so indicated in the prospectus supplement, the terms of the offered Preferred Stock may differ from the terms set forth below.

GENERAL

    Unless otherwise specified in the prospectus supplement relating to the offered Preferred Stock, each series of Preferred Stock will rank on a parity as to dividends and distribution of assets upon liquidation and in all other respects with all other Preferred Stock. The Preferred Stock will, when issued, be fully paid and nonassessable and holders thereof will have no preemptive rights.

    Reference is made to the prospectus supplement relating to the Preferred Stock offered thereby for specific terms, including:

    (1) The title and stated value of such Preferred Stock.

    (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock.

    (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock.

    (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable.

    (5) The liquidation rights of such Preferred Stock.

    (6) The procedures for any auction and remarketing, if any, of such Preferred Stock.

    (7) The sinking fund provisions, if any, for such Preferred Stock.

    (8) The redemption provisions, if applicable, of such Preferred Stock.

    (9) Whether such Preferred Stock will be convertible into or exchangeable for other Securities and, if so, the terms and conditions of conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same).

    (10) Whether such Preferred Stock will have voting rights and the terms thereof, if any.

    (11) Whether such Preferred Stock will be listed on any securities exchange.

    (12) Whether such Preferred Stock will be issued with any other Securities.

    (13) Any other specific terms, preferences or rights of, or limitations or restrictions on, such Preferred Stock.

    Subject to the Certificate of Incorporation and to any limitations contained in outstanding Preferred Stock, the Capital Corporation may issue additional series of Preferred Stock, at any time or from time to time, with such powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as the Board of Directors or any duly authorized committee thereof may determine, all without further action of the stockholders, including holders of then outstanding Preferred Stock, of the Capital Corporation.

    If applicable, the prospectus supplement will also set forth information concerning any other Securities offered thereby and a discussion of federal income tax considerations relevant thereto.

DIVIDENDS

    Holders of Preferred Stock will be entitled to receive cash dividends, when, as and if declared by the Board of Directors, out of assets of the Capital Corporation legally available for payment, at such rate and on such dates as will be set forth in the applicable prospectus supplement. Each dividend will be payable to holders of record as they appear on the stock books of the Capital Corporation on the record date fixed by the Board of Directors. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement.

    The Capital Corporation may not (i) declare or pay dividends (except in stock of the Capital Corporation junior as to dividends and liquidation rights to the Preferred Stock (the "Junior Stock")) or make any other distributions on any Junior Stock, or (ii) purchase, redeem or otherwise acquire Junior Stock or set aside funds for such purpose (except (A) in a reclassification or exchange of Junior Stock through the issuance of other Junior Stock or (B) with the proceeds of a reasonably contemporaneous sale of Junior Stock), if there are arrearages in dividends or failure in the payment of the Capital Corporation's sinking fund or redemption obligations on any of its Preferred Stock and, in the case of (i) above, if dividends in full for the current quarterly dividend period have not been paid or declared on any of its Preferred Stock.

    Dividends in full may not be declared or paid or set apart for payment on any series of Preferred Stock unless (i) there shall be no arrearages in dividends for any past dividend periods on any series of Preferred Stock and
(ii) to the extent that such dividends are cumulative, dividends in full for the current dividend period have been declared or paid on all Preferred Stock. Any dividends declared or paid when dividends are not so declared, paid or set apart in full will be shared ratably by the holders of all series of Preferred Stock in proportion to such respective arrearages and undeclared and unpaid current cumulative dividends. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears.

LIQUIDATION RIGHTS

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Capital Corporation, the holders of each series of the Preferred Stock will be entitled to receive out of assets of the Capital Corporation available for distribution to stockholders, before any distribution of assets is made to holders of any Junior Stock, liquidating distributions in the amount set forth in the applicable prospectus supplement plus all accrued and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Capital Corporation, the amounts payable with respect to the Preferred Stock are not paid in full, the holders of Preferred Stock of each series will share ratably in such distribution of assets of the Capital Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the Preferred Stock will not be entitled to any further participation in any distribution of assets by the Capital Corporation. A consolidation or merger of the Capital Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Capital Corporation shall not be deemed to be a liquidation, dissolution or winding up of the Capital Corporation.

REDEMPTION

    If so provided in the prospectus supplement, the offered Preferred Stock will be redeemable in whole or in part at the option of the Capital Corporation, at the times and at the redemption prices set forth therein.

    If dividends on any series of Preferred Stock are in arrears or the Capital Corporation has failed to fulfill its sinking fund or redemption obligations with respect to any series of Preferred Stock, the Capital Corporation may not purchase or redeem shares of Preferred Stock or any other capital stock ranking on a parity with the Preferred Stock as to dividends or upon liquidation, nor permit any subsidiary to do so, without in either case the consent of the holders of at least two-thirds of each series of Preferred Stock then outstanding; provided, however, that (1) to meet its purchase, retirement or sinking fund obligations with respect to any series of Preferred Stock, the Capital Corporation may use shares of such Preferred Stock acquired prior to such arrearages or failure of payment and then held as treasury stock and (2) the Capital Corporation may complete the purchase or redemption of shares of Preferred Stock for which a contract was entered into for any puchase, retirement or sinking fund purposes prior to such arrearages or failure of payment.

VOTING RIGHTS

    Except as indicated below or in the prospectus supplement, or except as expressly required by applicable law, the holders of the Preferred Stock will not be entitled to vote. As used herein, the term "Applicable Preferred Stock" means those series of Preferred Stock to which the provisions described herein are expressly made applicable by resolutions of the Board of Directors of the Capital Corporation.

    If the equivalent of six quarterly dividends payable on any share of any series of Applicable Preferred Stock are in default (whether or not such dividends have been declared or such defaulted dividends are consecutive), the number of directors of the Capital Corporation will be increased by two and the holders of all outstanding series of Applicable Preferred Stock (whether or not dividends thereon are in default), voting as a single class without regard to series, will be entitled to elect the two additional directors until four consecutive quarterly dividends are paid or declared and set apart for payment, if such share is non-cumulative, or until all arrearages in dividends and dividends in full for the current quarterly period are paid or declared and set apart for payment, if such share is cumulative, whereupon all voting rights described herein shall be divested from the Applicable Preferred Stock. The holders of Applicable Preferred Stock may exercise their special class voting rights at meetings of the stockholders for the election of directors or at special meetings for the purpose of electing such directors, in either case at which the holders of not less than one-third of the aggregate number of shares of Applicable Preferred Stock are present in person or by proxy.

    The affirmative vote of the holders of at least two-thirds of the outstanding shares of any series of Preferred Stock will be required (i) for any amendment of the Certificate of Incorporation that will adversely affect the powers, preferences or rights of the holders of such Preferred Stock or (ii) to create any class of stock (or increase the authorized number of shares of any class of stock) that will have preference as to dividends or upon liquidation over such Preferred Stock or create any stock or other security convertible into or exchangeable for or evidencing the right to purchase any such stock.

                              PLAN OF DISTRIBUTION

    The Capital Corporation may sell the Offered Securities to or through underwriters or dealers, and also may sell the Offered Securities directly to one or more other purchasers or through agents.

    The prospectus supplement sets forth the terms of the offering of the particular series or issue of Offered Securities to which such prospectus supplement relates, including, as applicable, (i) the name or names of any underwriters or agents with whom the Capital Corporation has entered into arrangements with respect to the sale of such Offered Securities, (ii) the initial public offering or purchase price of such Offered Securities, (iii) any underwriting discounts, commissions and other items constituting underwriters' compensation from the Capital Corporation and any other discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers, (iv) any commissions paid to any agents, (v) the net proceeds to the Capital Corporation and (vi) the securities exchanges, if any, on which such Offered Securities will be listed.

    Unless otherwise set forth in the prospectus supplement relating to a particular series or issue of Offered Securities, the obligations of the underwriters to purchase such Offered Securities will be subject to certain conditions precedent and each of the underwriters with respect to such Offered Securities will be obligated to purchase all of the Offered Securities of such series or issue allocated to it if any such Offered Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    The Offered Securities may be offered and sold by the Capital Corporation directly or through agents designated by the Capital Corporation from time to time. Any agent involved in the offer or sale of the Offered Securities in respect of which this prospectus is delivered will be named in, and any commissions payable by the Capital Corporation to such agent will be set forth in, the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, each such agent will be acting on a best efforts basis for the period of its appointment.

    Any underwriters, dealers or agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts or commissions received by them on the sale or resale of Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended (the "Securities Act"). Underwriters, dealers and agents may be entitled, under agreements entered into with the Capital Corporation, to indemnification by the Capital Corporation against certain civil liabilities, including liabilities under the Securities Act.

    If so indicated in the prospectus supplement relating to a particular series or issue of Offered Securities, the Capital Corporation will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase such Offered Securities from the Capital Corporation pursuant to delayed delivery contracts providing for payment and delivery at a future date. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

                                 LEGAL OPINIONS

    The validity of the Securities will be passed upon for the Capital Corporation by Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, and for any underwriters, dealers or agents by Brown & Wood LLP, One World Trade Center, New York, New York 10048.

                                    EXPERTS

    The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Capital Corporation's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CAPITAL CORPORATION OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----

                   PROSPECTUS SUPPLEMENT
Use of Proceeds................................         S-2
Description of Notes...........................         S-2
Underwriting...................................         S-3

PROSPECTUS
Available Information..........................           2
Incorporation of Certain Documents by
 Reference.....................................           2
The Company....................................           3
Use of Proceeds................................           5
Prospectus Supplement..........................           5
Description of Debt Securities.................           5
Description of Debt Warrants...................          21
Description of Preferred Stock.................          22
Plan of Distribution...........................          25
Legal Opinions.................................          26
Experts........................................          26

                                  $200,000,000

                                   JOHN DEERE
                                    CAPITAL
                                  CORPORATION

                          6.30% NOTES DUE JUNE 1, 1999

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                                     [LOGO]

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                              GOLDMAN, SACHS & CO.
                            DEUTSCHE MORGAN GRENFELL
                              NATIONSBANC CAPITAL
                                 MARKETS, INC.
                              SALOMON BROTHERS INC

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